Exhibit 5.1

July 13, 2021

Consonance-HFW Acquisition Corp.

1 Palmer Square, Suite 305

Princeton, NJ 08540

Re:	Securities Registered Under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-256146) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the offering by Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (the “Company” and, following the Domestication, as defined below, “New Surrozen”), of: (i) up to 34,386,334 shares (the “Shares”) of common stock, par value $0.0001 per share (the “New Surrozen Common Stock”), of New Surrozen, which consist of (A) up to 9,634,000 shares of New Surrozen Common Stock that are to be outstanding following the deregistration of the Company under the Cayman Islands Companies Act (2021 Revision) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”), as a result of the conversion of up to 9,634,000 Class A ordinary shares of the Company pursuant to the Domestication, (B) 1,541,000 shares of New Surrozen Common Stock that are to be outstanding following the Domestication as a result of the conversion of 1,541,000 Class B ordinary shares of the Company pursuant to the Domestication, (C) up to 20,000,000 shares of New Surrozen Common Stock, the maximum number of shares that may be issued to the equityholders of Surrozen pursuant to the Business Combination Agreement, dated as of April 15, 2021, by and among the Company, Surrozen, Inc., and Perseverance Merger Sub Inc. (the “Business Combination Agreement”) and (D) up to 3,211,334 shares of New Surrozen Common Stock that may be issued upon exercise of the Warrants (as defined below); and (ii) warrants to purchase up to 3,211,334 shares of the New Surrozen Common Stock (the “Warrants”) that are to be outstanding following the Domestication as a result of the conversion of warrants to purchase up to 3,211,334 Class A ordinary shares of the Company pursuant to the Domestication.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law, the law of New York and the federal law of the United States.

Consonance-HFW Acquisition Corp.

July 13, 2021

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization”:

•

the approval of the Domestication by the shareholders of the Company in accordance with applicable law and the Company’s existing amended and restated memorandum and articles of association of the Company (the “Existing Governing Documents”) and the effectiveness of the Domestication in accordance with applicable law;

•

the approval of the proposed new certificate of incorporation of New Surrozen in the form set forth in Annex C to the proxy statement/prospectus forming a part of the Registration Statement (the “Proposed Certificate of Incorporation”) by the shareholders of the Company in accordance with applicable law and the Existing Governing Documents;

•	the adoption of the Business Combination Agreement by the shareholders of the Company in accordance with applicable law and the Existing Governing Documents;

•

the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, the certificate of domestication effecting the Domestication in accordance with applicable law and the Business Combination Agreement;

•

the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, the Proposed Certificate of Incorporation in accordance with applicable law and the Business Combination Agreement;

•

the execution, acknowledgement and filing with the Delaware Secretary of State, and effectiveness of, the certificate of merger effecting the Merger in accordance with applicable law and the Business Combination Agreement.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    Upon issuance and delivery of the Shares in accordance with the terms of the Business Combination Agreement following the Future Authorization, the Shares will be validly issued, fully paid and nonassessable.

2.    Following the Future Authorization, the Warrants will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Consonance-HFW Acquisition Corp.

July 13, 2021

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP